May 11, 2016

RAVE Restaurant Group, Inc. Reports Third Fiscal Quarter Financial Results
Pie Five Pizza Co. adds more units

Dallas, Texas – RAVE Restaurant Group, Inc. (NASDAQ:RAVE) today reported financial results for the third quarter of fiscal 2016 ended March 27, 2016.
Third Quarter Highlights:
•	Total consolidated revenue increased 28.2% to $15.3 million compared to $11.9 million in the third quarter of fiscal 2016.
•	Pie Five comparable store retail sales decreased 4.0% from the same period of the prior year.
•	Pie Five system-wide retail sales increased 118%, and average weekly sales declined 8.6%, year over year.
•	Pizza Inn domestic comparable store retail sales decreased 2.2% from the same period of the prior year, while total domestic retail sales decreased by 9.0%.
•
Net loss of $1.2 million was $0.7 million greater than the same quarter of the prior year due to lower sales and financial performance by Company-owned Pie Five stores in newer markets and the absence of income tax benefits.

•	Adjusted EBITDA of ($0.2) million was $0.3 million less than the same quarter of the prior year.
•	Pie Five Company-owned restaurant operating cash flow decreased to $0.1 million from $0.4 million in the same period of the prior year.
•	Opening of six Pie Five restaurants during the quarter brought the total Pie Five restaurants open at the end of the quarter to 85.
Revenues of $15.3 million and $45.1 million for the third quarter and year to date fiscal 2016 were 28.2% and 31.4%, respectively, higher than the same periods of the prior year.  For the three and nine months ended March 27, 2016, the Company reported a net loss of $1.2 million and $6.6 million, respectively, compared to a loss of $0.6 million and $1.2 million for the comparable periods of the prior year.  On a fully diluted basis, the loss was $0.12 per share and $0.61 per share for the third quarter and year to date fiscal 2016, compared to a loss of $0.05 per share and $0.12 per share for the same periods of the prior year.  The increased losses for the three month period ended March 27, 2016 was primarily the result of the absence of income tax benefits, higher general and administrative costs related to additional corporate personnel and digital initiatives, decreased income from the Pizza Inn international franchisee in the Middle East and the impact of compressed margins in newly entered Pie Five company markets, which negative effects were partially offset by increased income from the Pizza Inn and Pie Five franchise systems.  The increased loss for the nine month period ended March 27, 2016 was also impacted by an impairment expense of $0.8 million, a full valuation allowance of $4.0 million against all net deferred tax assets and increased pre-opening expenses.

"The highlight for the quarter was continued expansion of the Pie Five system," said Randy Gier, Chief Executive Officer, Rave Restaurant Group, Inc. "Comps for the quarter were disappointing and while we are experiencing similar headwinds as the rest of the industry, we have identified root causes and corrective actions that will take place over the coming quarters. We are emphasizing operations and service initiatives designed to enhance efficiency, throughput, and guest experience that we believe will allow us to continue the positive comparable store growth trend that we previously experienced."
Third Quarter Fiscal 2016 Operating Results
Total revenues for the third quarter of fiscal 2016 and the comparable prior year quarter were $15.3 million and $11.9 million, respectively, an increase of 28.2% year over year.  Additional franchise development fees previously received from Pie Five franchisees have been deferred and will be recognized as future restaurants are opened.  Pizza Inn domestic comparable store retail sales decreased 2.2% from the same period in the prior year.
For Pie Five, system-wide retail sales increased 118% for the third quarter of fiscal 2016 when compared to the same period in the prior year driven by a 140% increase in average units open, while system-wide average weekly sales decreased by 8.6%.  Comparable store retail sales decreased by 4.0% for the most recent fiscal quarter compared to the same period in the prior year.  Several factors contributed to this decrease, including (i) new franchise stores entering the comp base this quarter overlapping prior year extended honeymoon period sales, (ii) continued impact of cannibalization from several new restaurants in the Dallas market, (iii) a franchise restaurant new to the comparable base undergoing road construction that is materially impacting sales and (iv) the overlapping in March and April of a very successful television campaign in the DFW market in the prior year.  Our comparable store base is growing but still small and thus individual store events can cause a material impact on comparable performance.  The decrease in Pie Five average weekly sales was primarily due to the decline in comparable store sales as well as the entry into new company markets and several franchise stores that opened with particularly high volumes in the prior year.
Development Review
In the third quarter of fiscal 2016, six new Pie Five restaurants were opened, comprised of three Company-owned restaurants and three franchised restaurants, while three restaurants were closed, bringing the fiscal quarter-end total unit count to 85 restaurants.  So far in the current quarter the Company has signed one new franchise development agreement with an existing franchisee for two Pie Five restaurants.  The Company currently has franchise restaurant development commitments totaling approximately 450 Pie Five restaurants.

"We opened six new Pie Five Pizza restaurants in the third quarter and four new restaurants this quarter," said Gier. "We continue to build restaurants and expand our footprint. We have a strong pipeline for growth with a highly experienced group of franchise operators. We remain positive about long-term earnings growth."

Non-GAAP Financial Measures

The Company uses certain non-GAAP financial measures in evaluating operating performance.  These non-GAAP financial measures should not be viewed as an alternative or substitute for its financial statements prepared in accordance with generally accepted accounting principles.  Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, stock compensation expense, pre-opening expense, costs related to impairment charges and discontinued operations.  A reconciliation of Adjusted EBITDA to net income is included with the accompanying financial statements.
Note Regarding Forward Looking Statements
Certain statements in this press release, other than historical information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created thereby. These forward-looking statements are based on current expectations that involve numerous risks, uncertainties and assumptions.  Assumptions relating to these forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions, regulatory framework and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of RAVE Restaurant Group, Inc.  Although the assumptions underlying these forward-looking statements are believed to be reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that any forward-looking statements will prove to be accurate.  In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of such information should not be regarded as a representation that the objectives and plans of RAVE Restaurant Group, Inc. will be achieved.
About RAVE Restaurant Group, Inc.
Founded in 1958, Dallas-based RAVE Restaurant Group [NASDAQ: RAVE] owns, operates and franchises more than 300 Pie Five Pizza Co. and Pizza Inn restaurants domestically and internationally. Pie Five Pizza Co. is a leader in the rapidly growing fast-casual pizza space offering made-to-order pizzas ready in under five minutes. Pizza Inn is an international chain featuring freshly made pizzas, along with salads, pastas, and desserts. For more information, please visit www.raverg.com.

Contact:
Jami Zimmerman
Investor Relations
RAVE Restaurant Group, Inc.
469-384-5132

RAVE RESTAURANT GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts) (Unaudited)

	Three Months Ended		Nine Months Ended
	March 27,	March 29,	March 27,	March 29,
	2016	2015	2016	2015

REVENUES:	$15,262	$11,905	$45,109	$34,339

COSTS AND EXPENSES:
Cost of sales	13,770	10,177	39,259	29,325
General and administrative expenses	1,885	1,152	5,148	3,476
Franchise expenses	924	849	2,732	2,314
Pre-opening expenses	115	195	851	367
Impairment of long-lived assets	(165)	300	845	300
Bad debt	(80)	36	151	128
Interest expense	1	3	4	112
Total costs and expenses	16,450	12,712	48,990	36,022

LOSS FROM CONTINUING OPERATIONS BEFORE TAXES	(1,188)	(807)	(3,881)	(1,683)
Income tax expense (benefit)	3	(277)	2,637	(559)
LOSS FROM CONTINUING OPERATIONS	(1,191)	(530)	(6,518)	(1,124)

Loss from discontinued operations, net of taxes	(39)	(40)	(99)	(110)
NET LOSS	$(1,230)	$(570)	$(6,617)	$(1,234)

LOSS PER SHARE OF COMMON STOCK - BASIC:
Loss from continuing operations	$(0.12)	$(0.05)	$(0.63)	$(0.12)
Loss from discontinued operations	-	(0.01)	(0.01)	(0.01)
Net loss	$(0.12)	$(0.06)	$(0.64)	$(0.13)

LOSS PER SHARE OF COMMON STOCK - DILUTED:

Loss from continuing operations	$(0.12)	$(0.05)	$(0.60)	$(0.11)
Loss from discontinued operations	-	-	(0.01)	(0.01)
Net loss	$(0.12)	$(0.05)	$(0.61)	$(0.12)

Weighted average common shares outstanding - basic	10,315	10,086	10,312	9,589

Weighted average common and
potential dilutive common shares outstanding	10,662	10,693	10,794	10,107

RAVE RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	March 27,	June 28,
ASSETS	2016 (unaudited)	2015

CURRENT ASSETS
Cash and cash equivalents	$1,266	5,958
Accounts receivable, less allowance for bad debts
accounts of $293 and $193, respectively	2,559	3,437
Notes receivable	167	24
Inventories	240	180
Income tax receivable	212	492
Deferred income tax assets	-	729
Prepaid expenses and other	496	872
Total current assets	4,940	11,692

LONG-TERM ASSETS
Property, plant and equipment, net	14,682	10,020
Long-term notes receivable	140	119
Long-term deferred tax asset	-	1,864
Deposits and other	274	276
Total assets	$20,036	$23,971

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable - trade	$4,116	2,875
Accrued expenses	846	1,267
Deferred rent	164	155
Deferred revenues	353	374
Total current liabilities	5,479	4,671

LONG-TERM LIABILITIES
Deferred rent, net of current portion	1,580	893
Deferred revenues, net of current portion	1,453	1,166
Deferred gain on sale of property	-	9
Other long-term liabilities	22	22
Total liabilities	8,533	6,761

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Common stock, $.01 par value; authorized 26,000,000
shares; issued 17,440,115 and 17,374,735 shares, respectively;
outstanding 10,320,715 and 10,255,335 shares, respectively	174	174
Additional paid-in capital	25,610	24,700
Retained earnings	10,355	16,972
Treasury stock at cost	(24,636)	(24,636)
Shares in treasury: 7,119,400
Total shareholders' equity	11,503	17,210
	$20,036	$23,971

RAVE RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended
	March 27,	March 29,
	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$(6,617)	$(1,234)
Adjustments to reconcile net loss to
cash provided by operating activities:
Depreciation and amortization	1,955	1,153
Impairment of long-lived assets	845	300
Stock compensation expense	135	83
Deferred income taxes	2,593	(654)
Loss on sale of assets	1	-
Provision for bad debt	151	128
Changes in operating assets and liabilities:
Notes and accounts receivable	842	(432)
Inventories	(60)	1,570
Accounts payable - trade	1,241	1,847
Accrued expenses	794	82
Deferred revenue	(97)	415
Prepaid expenses and other	360	(620)
Cash provided by operating activities	2,143	2,638

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of assets	14	-
Capital expenditures	(7,624)	(3,818)
Cash used in investing activities	(7,610)	(3,818)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from sale of stock	768	7,317
Proceeds from exercise of stock options	7	426
Repayments of bank debt	-	(767)
Cash provided by financing activities	775	6,976

Net (decrease) increase in cash and cash equivalents	(4,692)	5,796
Cash and cash equivalents, beginning of period	5,958	2,796
Cash and cash equivalents, end of period	$1,266	$8,592

RAVE RESTAURANT GROUP, INC. RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (In thousands) (Unaudited)

	Three Months Ended		Nine Months Ended
	March 27,	March 29,	March 27,	March 29,
	2016	2015	2016	2015
Net loss	$(1,230)	$(570)	$(6,617)	$(1,234)
Interest expense	1	3	4	112
Income Taxes	3	(277)	2,637	(559)
Income Taxes--Discontinued Operations	-	(20)	(31)	(54)
Depreciation and amortization	837	412	1,955	1,153
EBITDA	$(389)	$(452)	$(2,052)	$(582)
Stock compensation expense	45	30	135	83
Pre-opening costs	115	195	851	367
Impairment charges, non-operating store costs and discontinued operations	16	374	1,158	444
Adjusted EBITDA	$(213)	$147	$92	$312